TS&W/CLAYMORE TAX-ADVANTAGED BALANCED FUND
NSAR - Exhibit 77C
December 31, 2007

The Annual Meeting of Shareholders of the Fund was held on May 21, 2007. Holders of the Fund's auction market preferred shares, par value $0.01 per share, liquidation preference $25,000 per share ("Preferred Shares") voted on the election of a Class II Trustee. Holders of the Fund's Preferred Shares and the Fund's common shares of beneficial interest, par value $0.01 ("Common Shares") voted together as a single class on the election of Class III Trustees.

Voting results with respect to the election of Class II Trustee by the holders of the Fund's Preferred Shares voting as a separate class:

                       # of Shares in Favor            # of Shares Withheld
-------------------------------------------------------------------------------
L. Kent Moore                     4,767                          12


Voting results with respect to the election of Class III Trustees by the holders of the Fund's Preferred Shares and Common Shares voting together as a single class:

                      # of Shares in Favor            # of Shares Withheld
-------------------------------------------------------------------------------
Matthew J. Appelstein          14,906,537                    216,712
Steven D. Cosler               14,914,304                    208,945
Ronald E. Toupin, Jr.          14,895,554                    227,695